UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2006

Duckwall-ALCO Stores, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Cottage

Abilene, Kansas 67410

(Address of principal executive offices) (Zip Code)

(785) 263-3350

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 3, 2006, Duckwall-ALCO Stores, Inc. (the "Company") announced that it has signed a definitive agreement (the "Agreement") to sell 11 ALCO retail locations to Realty Income Corporation, a Maryland corporation, for approximately $11.2 million (the "Purchase Price"). Subject to the satisfaction of certain standard closing conditions, it is anticipated that the transaction will close on or before May 25, 2006, with the exception of one store in Texas, which is currently under construction. The cash proceeds from the transaction will be used to repay a significant portion of the Company’s long-term debt.

The Agreement contemplates the Company entering into lease agreements with respect to each of the 11 properties (the "Lease Agreement(s)"), which provide for continued retail operations of Company stores at those locations. The Lease Agreements were executed on May 3, 2006, and each have a term of 15 years. The Company has three, five-year options to extend the term of each Lease Agreement. The Lease Agreements call for aggregate annual base rent in an amount equal to the Purchase Price multiplied by a capitalization rate of approximately 8.85%, which rate will be adjusted upward with certain increases in the ten-year treasury. Beginning in the fifth lease year, the Company will also pay percentage rent in accordance with the terms of the Lease Agreements.

A copy of the press release containing the announcement is filed with this Current Report as Exhibit 99.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated May 3, 2006, furnished solely for the purpose of incorporation by reference into Item 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCKWALL-ALCO STORES, INC.

Date: May 4, 2006	By: /s/ Charles E. Bogan Charles E. Bogan, Vice President